EXHIBIT 99.1


EchoStar Communications Corporation Announces 2-for-1 Stock Split
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Littleton, Colo., Oct. 7, 1999 - EchoStar Communications Corporation
(NASDAQ:DISH, DISHP) today announced that its Board of Directors has approved a 2-for-1 split of its common stock. Stockholders of record at the close of business on Oct. 18, 1999, will be entitled to one additional share of common stock for each share they own on that date. New shares will be mailed or delivered on or about the payable date, Oct. 25, 1999, by the Company's transfer agent, American Securities Transfer & Trust, Inc. The ex-dividend date, the date on which the change in the stock price will be reflected on the NASDAQ market, will be on or about Oct. 26, 1999. The stock split will increase the number of shares of Class A common stock outstanding from approximately 54.3 million shares to approximately 108.6 million shares and Class B common stock outstanding from approximately 59.6 million shares to approximately 119.2 million shares.

     EchoStar Communications Corp., includes three interrelated business units:

* DISH Network (TM) is EchoStar's state-of-the-art direct broadcast satellite system that is capable of offering over 500 channels of digital video and CD-quality audio programming, fully MPEG-2/DVB compliant hardware and installation. DISH Network was also ranked number one in customer satisfaction among satellite/cable TV subscribers by the J.D. Power and Associates 1999 Cable/Satellite TV Customer Satisfaction Study.

* EchoStar Technologies Corporation designs, manufactures and distributes DBS set-top boxes, antennas and other digital equipment for the DISH Network and various international customers that include ExpressVu Canada and the Via Digital system in Spain. ETC provides construction, oversight and project integration services for customers internationally. ETC also oversees EchoStar Data Networks Corporation in Atlanta, a leading supplier of MediaStream (R) technology for distributing Internet content over satellite networks.

* Satellite Services provides the delivery of video, audio and data services to business television customers and other satellite users. These services include satellite uplink, satellite transponder space usage and other services. Satellite Services also administers Sky Vista, a direct broadcast satellite service offering popular digital satellite television programming to viewers in Alaska, Hawaii, Puerto Rico and the U.S. territories in the Caribbean.

     DISH Network, which currently serves over 3 million customers, is a trademark of EchoStar Communications Corporation. DISH Network is located on the Internet at www.dishnetwork.com.

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